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                                                                      EXHIBIT 12

                              CARNIVAL CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES
                         (In thousands, except ratios)



                                                                   FOR THE  YEARS ENDED NOVEMBER 30,
                                                                   ---------------------------------
                                                    1994          1993           1992           1991          1990
                                                    ----          ----           ----           ----          ----
Income from continuing operations                 $381,765      $318,170        $281,773      $253,824      $234,431
Income tax expense                                  10,053         5,497           9,008         8,995         4,546
                                                  --------      --------        --------      --------      --------
Income from continuing operations
    before income taxes                           $391,818      $323,667        $290,781      $262,819      $238,977
                                                  ========      ========        ========      ========      ========

Fixed Charges:
    Interest expense                              $ 51,378      $ 34,325        $ 53,792      $ 65,428      $ 61,848
    Interest portion of rental expense (1)           2,575         2,894           3,567         3,300         2,883
    Fixed charges associated with
         discontinued operations                       928         1,451           1,265         7,349         7,299
    Capitalized interest                            21,888        24,609          21,682        28,215        40,312
                                                  --------      --------        --------      --------      --------
Total fixed charges                               $ 76,769      $ 63,279        $ 80,306      $104,292      $112,342
                                                  ========      ========        ========      ========      ========

Earnings before fixed charges                     $446,699      $362,337        $349,405      $338,896      $311,007
                                                  ========      ========        ========      ========      ========

Ratio of earnings to fixed charges                    5.8 x         5.7 x           4.4 x         3.2 x         2.8 x

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(1) Represents one-third of rental expense, which Company management believes to be representative of the interest portion of rental expense.